EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors

Wells Fargo & Company:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Wells Fargo & Company (the “Company”), relating to the Wells Fargo & Company 401(k) Plan (the “Plan”), of: (A) our reports dated February 23, 2005, with respect to (i) the consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004; and (ii) management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004; which reports are incorporated by reference in the Company’s December 31, 2004 Annual Report on Form 10-K; and (B) our report dated June 7, 2004, with respect to the statements of net assets available for benefits of the Plan as of December 31, 2003 and 2002, and the related statements of changes in net assets available for benefits for the years then ended. Our report on the aforementioned consolidated financial statements refers to a change in the method of accounting for goodwill in 2002.

/s/ KPMG LLP

San Francisco, California

March 10, 2005